                                                                    EXHIBIT 3.39

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                DEEP PACIFIC, LLC

                                TABLE OF CONTENTS

                                                                            Page
1.   FORMATION AND TERM........................................................1
     A.  Formation.............................................................1
     B.  Term..................................................................1

2.   DEFINITIONS...............................................................1

3.   NAME, OFFICE OF THE COMPANY AND REGISTERED AGENT..........................5
     A.  Name..................................................................5
     B.  Office of the Company.................................................5
     C.  Registered Agent......................................................5

4.   BUSINESS OF THE COMPANY...................................................5

5.   MEMBERS, INTERESTS AND CAPITAL............................................5
     A.  Members and Interests.................................................5
     B.  Initial Capital Contribution..........................................6
     C.  Additional Capital Contributions......................................6
     D.  Default Remedy........................................................6
     E.  Guaranty of Company Indebtedness......................................8
     F.  No Third Party Beneficiaries..........................................8
     G.  Capital Accounts......................................................9
     H.  Additional Provisions on Capital and Obligations of Members...........9

6.   ALLOCATIONS AND DISTRIBUTIONS............................................10
     A.  Net Income, Net Loss and Credits.....................................10
     B.  Funds Available for Distribution.....................................10
     C.  Gain from Sale.......................................................10
     D.  Loss from Sale.......................................................10
     E.  Minimum Gain Chargeback..............................................10
     F.  Allocations to Reflect Book Value/Tax Disparity......................11
     G.  Qualified Income Offset..............................................11
     H.  Economic Consistency Special Allocations.............................11

7.   MANAGEMENT...............................................................11
     A.  Managing Member......................................................11
     B.  Management of the Company............................................12
     C.  Major Decision Approval..............................................12
     D.  Execution of Documents...............................................13
     E.  Compensation and Reimbursement of Members and Managing Member........13
     F.  Valuation of the Company.............................................13

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8.   AUTHORITY OF THE MEMBERS AND THEIR AFFILIATES
     TO DEAL WITH THE COMPANY.................................................14

9.   AUTHORITY OF THE MEMBERS TO ENGAGE IN
     OTHER BUSINESSES.........................................................14

10.  ACCOUNTS, BOOKS, RECORDS, ACCOUNTING, REPORTS AND TAX MATTERS............14
     A.  Bank Accounts........................................................14
     B.  Books and Records....................................................14
     C.  Tax Information......................................................15
     D.  Tax Elections........................................................15
     E.  Tax Matters Partner..................................................15

11.  INDEMNIFICATION AND EXCULPATION OF MEMBERS ..............................15
     A.  Indemnification......................................................15
     B.  Exculpation..........................................................15

12.  ASSIGNABILITY OF COMPANY INTERESTS.......................................15
     A.  Limitations..........................................................15
     B.  Substituted Members..................................................15
     C.  Transfer of Interest.................................................16
     D.  Sale of the Company..................................................17

13.  DISSOLUTION OR BANKRUPTCY OF A MEMBER....................................17
     A.  Dissolution..........................................................17
     B.  Incompetency or Bankruptcy...........................................17

14.  TERMINATION..............................................................18
     A.  Events Causing Dissolution and Winding Up............................18
     B.  Election to Continue Company.........................................18
     C.  Winding Up Company Affairs...........................................18

15.  AMENDMENTS...............................................................19
     A.  General Amendments...................................................19
     B.  Changes Affecting Members............................................19

16.  MISCELLANEOUS............................................................19
     A.  Governing Law........................................................19
     B.  Captions.............................................................19
     C.  Construction.........................................................19
     D.  Survival of Representations and Warranties...........................19

     E.  Severability.........................................................20
     F.  Successors...........................................................20
     G.  Execution and Counterparts...........................................20
     H.  Entire Agreement.....................................................20

17.  NOTICES..................................................................20
     A.  Addresses............................................................20
     B.  Communications.......................................................20
     C.  Effective Date.......................................................21

18.  MANAGING MEMBER AS ATTORNEY-IN-FACT......................................21
     A.  Appointment of Managing Member as Attorney-In-Fact...................21
     B.  Irrevocable Appointments.............................................21

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                DEEP PACIFIC, LLC

     THIS LIMITED LIABILITY COMPANY AGREEMENT is made effective as of the _____ day of September, 2001, by and among Aleutian Spray Fisheries, Inc., a Washington corporation ("Aleutian Spray"), American Seafoods Group LLC, a Delaware limited liability company ("American Seafoods"), and Webjorn Eikrem, an individual ("Eikrem").

     In consideration of the mutual covenants herein contained, the parties agree as follows:

     1.   FORMATION AND TERM.
          ------------------

          A.   Formation.
               ---------

               The parties have formed a limited liability company pursuant to the Washington Limited Liability Company Act (RCW 25.15) by filing a certificate of formation with the Washington Secretary of State.

          B.   Term.
               ----

               The Company shall continue until December 31, 2050, unless sooner terminated in accordance with this Agreement.

     2.   DEFINITIONS.
          -----------

          The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

          A.   Act.
               ---

               The Washington Limited Liability Company Act, as set forth in the Revised Code of Washington (RCW 25.15), as it may be amended or superseded from time to time.

          B.   Agreement.
               ---------

               This Limited Liability Company Agreement, as originally executed and as amended from time to time, as the context requires.

          C.   Bankruptcy.
               ----------

               (1) The filing of an application by a Member for, or its consent to, the appointment of a trustee, receiver, or custodian of its assets;

LLC Agreement of
Deep Pacific, LLC - 1

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               (2)  The entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time;

               (3) The making by a Member of a general assignment for the benefit of creditors;

               (4) The entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days;

               (5) The failure by a Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(l) of the United States Bankruptcy Code, as determined by the bankruptcy court, or the admission in writing of its inability to pay its debts as they become due; or

               (6) Suffering or permitting a Member's Interest to become subject to the enforcement of any rights of a creditor of a Member, whether arising out of an attempted charge upon that Member's Interest by judicial process or otherwise, if that Member fails to effectuate the release of those enforcement rights, whether by legal process, bonding, or otherwise, within ninety (90) days after actual notice of that creditor's action.

          D.   Capital Account.
               ---------------

               As of any date the capital account maintained for each Member under Section 5G.

          E.   Capital Contribution.
               --------------------

               The total amount of money and the agreed upon fair market value of property contributed to the Company by a Member or its predecessor in interest on the date of contribution net of liabilities secured by that contributed property that the Company is considered to assume or to be subject to under Section 752 of the Code.

          F.   Code.
               ----

               The 1986 Internal Revenue Code, as amended from time to time.

          G.   Company.
               -------

               Deep Pacific, LLC.

          H.   Conversion Notice.
               -----------------

LLC Agreement of
Deep Pacific, LLC - 2

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               The notice described in Section 5D(2)(b)(ii) of a Lending
Member's intent to convert to a Capital Contribution a loan made by that Lending Member to a Defaulting Member.

          I.   Default Notice.
               --------------

               The notice described in Section 5D(2)(b)(i) of a Non-Defaulting Member's intent to make a Capital Contribution upon default by a Member.

          J.   Defaulting Member.
               -----------------

               A Member who fails to pay all amounts then due from that Member under this Agreement.

          K.   Disposition.
               -----------

               The sale, assignment, transfer, exchange or other disposition of an Interest, in any manner, whether voluntary or involuntary, by operation of law or otherwise.

          L.   Gain or Loss from Sale.
               ----------------------

               Any gain or loss for federal income tax purposes resulting from the sale or other disposition of the capital assets of the Company not in the ordinary course of the Company's business.

          M.   Interest.
               --------

               The ownership interest, expressed as a percentage, of a Member in the Company at any particular time, initially as set forth in Section 5A, including the right of the Member to any and all benefits to which the Member is entitled and the obligations to which the Member is subject under the Agreement.

          N.   Lending Member.
               --------------

               A Non-Defaulting Member who lends money to a Defaulting Member under Section 5D(2)(a).

          O.   Managing Member.
               ---------------

               American Seafoods Group LLC, a Delaware limited liability company.

          P.   Members.
               -------

               The Members shall be Aleutian Spray, American Seafoods, Webjorn Eikrem, and any person or entity admitted as an additional Member or a successor Member under this Agreement.

LLC Agreement of
Deep Pacific, LLC - 3

          Q.   Minimum Gain.
               ------------

               As of any date, the amount determined under Code Section 704(b) and applicable Regulations by computing with respect to each nonrecourse liability of the Company the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of the Company property subject to that liability for no consideration other than full satisfaction of the liability and by then aggregating the separately computed gains.

          R.   Modified Negative Capital Account.
               ---------------------------------

               The deficit balance of a Capital Account in excess of the portion of the deficit the Member is deemed obligated to restore pursuant to Code
Section 704(b) and applicable Regulations.

          S.   Net Income or Net Loss.
               ----------------------

               The income or loss, as the case may be, of the Company for a period as determined in accordance with Section 703(a)(l) of the Code, including each item of income, gain, loss or deduction required to be separately stated, but excluding Gain or Loss from Sale and items specifically allocated under
Section 6.

          T.   Non-Defaulting Member.
               ---------------------

               A Member who has paid all amounts then due from that Member under this Agreement.

          U.   Prime Rate.
               ----------

               The prime rate (or base rate) reported in the "Money Rates" column or section of The Wall Street Journal as being the base rate on corporate loans at larger U.S. Money Center banks on the first date on which The Wall Street Journal is published in each month.

               In the event The Wall Street Journal ceases publication of the Prime Rate, then the "Prime Rate" shall mean the "prime rate" or "base rate" announced by the bank with which the Company has its principal banking relationship (whether or not such rate has actually been charged by that bank) or as otherwise designated by the Members. In the event that bank discontinues the practice of announcing that rate, Prime Rate shall mean the highest rate charged by that bank on short-term, unsecured loans to its most credit-worthy large corporate borrowers, unless otherwise designated by the Members.

          V.   Regulations.
               -----------

               The regulations issued under the Code, as amended from time to time.

LLC Agreement of
Deep Pacific, LLC - 4

          W.   Successor in Interest.
               ---------------------

               The person who succeeds to an Interest upon the death, incompetency, or Bankruptcy of a Member.

          X.   Unit.
               ----

               A single element of a member's interest in the Company. The total Interest in the Company shall be comprised of Three Thousand (3,000) Units. Each Member shall hold the Units set forth adjacent to their name in Section 5A.

     3.   NAME, OFFICE OF THE COMPANY AND REGISTERED AGENT.
          ------------------------------------------------

          A.   Name.
               ----

               The name of the Company is Deep Pacific, LLC. The business of the Company may be conducted under such trade or fictitious names as the Members may determine.

          B.   Office of the Company.
               ---------------------

               The principal place of business of the Company shall be 2405 Northwest Market Street, Suite 201, Seattle, Washington 98107. The specified office of the Company at which shall be kept the records required to be maintained by the Company under the Act shall be the principal place of business of the Company, or such other place or places as the Members shall deem advisable.

          C.   Registered Agent.
               ----------------

               The Company's agent for service of process shall be Mundt MacGregor L.L.P., 999 Third Avenue, Suite 4200, Seattle, Washington 98104-4082, or such other person as the Members may designate.

     4.   BUSINESS OF THE COMPANY.
          -----------------------

          The business of the Company shall be to acquire, own and operate the fishing vessel F/V DEEP PACIFIC, Official Number 640128 (the "Vessel"), and to engage in any and all lawful business activities related or incidental thereto or any other business permitted by law.

     5.   MEMBERS, INTERESTS AND CAPITAL.
          ------------------------------

          A.   Members and Interests.
               ---------------------

               The names of the Members, Units held by the Members and Interests of the Members are as follows:

LLC Agreement of
Deep Pacific, LLC - 5

Name                             Units   Interest
------------------------------   -----   --------
Aleutian Spray Fisheries, Inc.     600         20%
American Seafoods Group LLC       1800         60%
Webjorn Eikrem                     600         20%

          B.   Initial Capital Contribution.
               ----------------------------

               Upon execution of this Agreement, the Members shall contribute to the Company the amount of cash set forth opposite the name of each:

Name                               Amount
------------------------------   ----------
Aleutian Spray Fisheries, Inc.   $  280,391
American Seafoods Group LLC      $  841,171
Webjorn Eikrem                   $  280,391

          C.   Additional Capital Contributions.
               --------------------------------

               If, in the reasonable opinion of Members holding a majority of the Interests, additional capital is needed by the Company for debt service or other Company obligations incurred in accordance with this Agreement, or to protect and preserve the value of the Company's property or assets, the Members shall, within twenty (20) days after notice from a Managing Member indicating the need for that additional capital and the purposes for which that additional capital is required, contribute their proportionate share of the additional capital specified in the notice.

          D.   Default Remedy.
               --------------

               (1) (a) If a Member fails to pay any amount that it is required to pay under this Agreement (including Capital Contributions under Sections 5B or 5C), it shall be a Defaulting Member. The Company and the Non-Defaulting Members may each pursue any and all available legal or equitable remedies against the Defaulting Member, including, without limitation, actions to compel payment of the amount due. The Members each waive the requirement that any action for collection be in the form of an accounting proceeding or that they await the dissolution of the Company. The Defaulting Member shall pay interest to the Company on the amount in default at an annual interest rate of five percent (5%) above the Prime Rate (but in no event at an interest rate higher than the maximum rate legally permitted) and reasonable fees (including attorneys'), costs and expenses of enforcement incurred by the Company and/or the Non-Defaulting Members. Interest shall begin to accrue on the twenty first
(21st) day after the notice from the Managing Member described in Section 5C.

                    (b) In lieu of pursuing any right or remedy under this Agreement or at law or in equity, a Non-Defaulting Member shall have the right to demand and receive from

LLC Agreement of
Deep Pacific, LLC - 6
the Company an immediate return of the additional Capital Contribution that was made by such Non-Defaulting Member but not made by the Defaulting Member.

               (2) In addition to the remedies described in Section 5D(l)(a) and (b), a Non-Defaulting Member shall have the following cumulative rights and remedies:

                    (a) A Non-Defaulting Member may lend to the Defaulting Member, on a demand basis, all or any part of the amount in default. The loan shall be disbursed by the Lending Member to the Company on behalf of the Defaulting Member. The Defaulting Member shall be deemed to have made a Capital Contribution to the Company in the amount of the loan, subject to reduction as described in Section 5D(2)(b)(iii). The loan shall bear interest at an annual interest rate of five percent (5%) above the Prime Rate (but in no event at an interest rate higher than the maximum rate legally permitted). The Lending Member shall have a continuing lien and security interest on the Interest of the Defaulting Member to secure the repayment of the loan and interest due thereon, which lien may be foreclosed and enforced at any time and from time to time in accordance with applicable law, after ten (10) days' prior notice to the Defaulting Member. The Defaulting Member will pay all reasonable attorneys' fees in connection with preparation and review of the instruments necessary to perfect such lien. All distributions otherwise payable to the Defaulting Member while any loan from the Lending Member remains unpaid shall be paid to the Lending Member and applied first to the payment of interest and then to the principal of the loan.

                    (b)  (i)   A Non-Defaulting Member may make a Capital
Contribution to the Company in the amount that the Defaulting Member is in default, at any time before the Non-Defaulting Member makes a loan under Section 5D(2)(a) in the full amount in default. If a Non-Defaulting Member desires to exercise the election to make a Capital Contribution as provided in this Section 5D(2)(b), it shall give a Default Notice to the Defaulting Member. If the Defaulting Member does not cure the default within ten (10) days after the Default Notice is given, by payment of the amount in default (and interest thereon), the Non-Defaulting Member may make a Capital Contribution to the Company within twenty (20) days after the date of the Default Notice.

                         (ii)  The Lending Member may convert the principal
amount of a loan made under Section 5D(2)(a) into a Capital Contribution at any time before such loan is repaid. If the Lending Member desires to exercise the election to convert a loan to a Capital Contribution as provided in this Section 5D(2)(b)(ii), the Lending Member shall give a Conversion Notice to the Defaulting Member. If the Defaulting Member does not cure the default within ten
(10) days after the Conversion Notice is given, by repayment of the loan which the Lending Member desires to convert into a Capital Contribution, together with unpaid interest thereon, then upon the expiration of such ten (10) day period, the principal amount of the loan shall automatically be converted to a Capital Contribution as herein described. The principal of the loan shall be extinguished upon such conversion, and the Defaulting Member shall not have any right to repay the principal amount of a loan made by the Lending Member after the conversion of such loan into a Capital Contribution. However, the Defaulting Member shall remain liable to the Lending Member for accrued and unpaid interest on such loan.

LLC Agreement of
Deep Pacific, LLC - 7

                         (iii) Upon the Capital Contribution under Section
5D(2)(b)(i) or conversion under Section 5D(2)(b)(ii), the Interest of each Member shall be recalculated and shall be equal to a fraction, the numerator of which shall be the Capital Contribution of that Member, and the denominator of which shall be the aggregate Capital Contribution of the Members. Before a recalculation described in the preceding sentence resulting from a conversion under Section 5D(2)(b)(ii), the Capital Contribution of a Defaulting Member shall be reduced by the amount of the Capital Contribution deemed made by the Defaulting Member pursuant to Section 5D(2)(a), and the Capital Contribution of a Non-Defaulting Member shall be increased by the principal amount of the loan that is being converted by the Non-Defaulting Member under Section 5D(2)(b)(ii).

          E.   Guaranty of Company Indebtedness.
               --------------------------------

               The Members shall not be obligated to guarantee Company indebtedness unless they mutually agree to do so.

          F.   No Third Party Beneficiaries.
               ----------------------------

               The foregoing provisions of this Section are not intended to be for the benefit of any creditor or other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no creditor or other person shall obtain any right under any of the foregoing provisions or shall by reason of any of the foregoing provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

          G.   Capital Accounts.
               ----------------

               (1) (a) A Capital Account shall be established and maintained for each Member. A Member shall have a single Capital Account regardless of class and regardless of the time or manner in which any portion of that Interest was acquired. If an Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                    (b) As of any date, a Member's Capital Account shall consist of: (i) the sum of (A) the amount of money contributed by him to the Company, (B) the agreed upon fair market value of property contributed by him to the Company, (C) allocations to him of Net Income and Gain from Sale (or items thereof)(other than gain under Section 6F), including income and gain exempt from tax, and (D) the amount of any Company liabilities assumed by that Member or that are secured by any Company assets distributed to that Member; minus (ii) the sum of (A) the amount of money distributed to him by the Company, (B) the fair market value of property distributed to him by the Company, (C) the amount of any liabilities of that Member assumed by the Company or secured by any property contributed by that Member to the Company other than those taken into account in calculating Capital Contributions, (D) allocations to him of expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures under the Regulations, and (E) allocations to him of Net Loss and Loss from Sale (or items thereof).

LLC Agreement of
Deep Pacific, LLC - 8

                    (c)  (i)   In the discretion of the Members the Capital
Account of each Member may be adjusted to reflect a revaluation of the Company's assets upon the occurrence of the following events:

                               (A)  The contribution of money or other property
(other than a de minimis amount) to the Company by a new or existing Member as consideration for an Interest;

                               (B)  The distribution of money or other property
(other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an Interest; or

                               (C)  The liquidation of the Company within the
meaning of Regulation Section 1.704-l(b)(2)(ii)(g).

                         (ii)  The adjustment shall be based on the fair market
value of Company property (taking Section 7701(g) of the Code into account) on the date of adjustment, and shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the property (that has not previously been reflected in Capital Accounts) would be allocated among the Members if there were a taxable disposition of the property for fair market value on that date.

                    (d) If any Company asset has a book value that differs from the adjusted tax basis of that asset, then the Capital Accounts shall be adjusted in accordance with Regulation Section 1.704-l(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss computed for book purposes rather than tax purposes, with respect to such asset.

                    (e) If there is any basis adjustment pursuant to an election under Section 754 of the Code, then Capital Accounts shall be adjusted to the extent required by the Regulations.

                    (f) The principles governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of Regulation Section 1.704-l(b)(2)(iv) and shall be construed consistently therewith.

          H.   Additional Provisions on Capital and Obligations of Members.
               -----------------------------------------------------------

               (1) No Member gives up any of its rights to be repaid its Capital Contributions in favor of any other Member.

               (2)  No Member shall be paid interest on its Capital Account.

               (3) No Member shall have the right to demand and receive property other than cash in return of its Capital Contributions.

LLC Agreement of
Deep Pacific, LLC - 9

               (4) No Member shall have the right to demand and receive property of the Company in return of its Capital Contributions until the termination of the Company.

               (5) The liability of any Member for the losses, debts, liabilities and obligations of the Company shall be limited to paying such Member's Capital Contributions when due under the Agreement, its share of any undistributed assets of the Company, and (only to the extent required by the Act) any amounts previously distributed to it from the Company.

     6.   ALLOCATIONS AND DISTRIBUTIONS.
          -----------------------------

          A.   Net Income, Net Loss and Credits.
               --------------------------------

               Subject to Sections 6E, F, G and H, Net Income, Net Loss and tax credits shall be allocated among the Members in proportion to their respective Interests.

          B.   Funds Available for Distribution.
               --------------------------------

               All funds available for distribution shall be allocated and distributed among the Members in proportion to their respective Interests at such time as the Members shall determine.

          C.   Gain from Sale.
               --------------

               Subject to Sections 6E, F, G and H, Gain from Sale shall be allocated among the Members in the following order of priority:

               (1) To the Members who have negative Capital Accounts immediately preceding the transaction giving rise to the Gain, in proportion to their negative Capital Accounts, until all negative Capital Accounts have been increased to zero;

               (2) The balance, if any, to the Members in proportion to their respective Interests.

          D.   Loss from Sale.
               --------------

               Subject to Sections 6 F and H, Loss from Sale shall be allocated among the Members in the following order of priority:

               (1) To the Members who have positive Capital Accounts immediately preceding the transaction giving rise to the Loss, in proportion to their positive Capital Accounts, until each Member's Capital Account is reduced to zero; and

               (2) The balance, if any, to the Members in proportion to their respective Interests.

LLC Agreement of
Deep Pacific, LLC - 10

          E.   Minimum Gain Chargeback.
               -----------------------

               Notwithstanding anything to the contrary in this Agreement, if there is a net decrease in the Company's minimum gain for a Company taxable year, then there shall be allocated to the Members items of Company income and gain to the extent and subject to the exceptions set forth in the Minimum Gain chargeback requirements of Regulation Section 1.704-2(f).

          F.   Allocations to Reflect Book Value/Tax Disparity.
               -----------------------------------------------

               In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed upon fair market value at the time of contribution. In addition, if Company property is revalued and Capital Accounts are adjusted, then subsequent allocations of income, gain, loss and deduction for tax purposes with respect to the revalued property shall take into account variation between the property's adjusted tax basis and book value in the same manner as under Section 704(c) of the Code and Regulations.

          G.   Qualified Income Offset.
               -----------------------

               If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) or
(6) that creates a Modified Negative Capital Account, then items of income or gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such year) shall be allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Modified Negative Capital Account created by the adjustments, allocations or distributions as quickly as possible. For purposes of this subsection G, in determining whether a Member has a Modified Negative Capital Account, there shall be taken into account those adjustments, allocations and distributions that, as of the end of the year, are reasonably expected to be made.

          H.   Economic Consistency Special Allocations.
               ----------------------------------------

               The special allocations in Sections 6 E and G are intended to comply with the Regulations under Code Section 704(b). Notwithstanding any other provision of this Section 6, those special allocations shall be taken into account in computing subsequent allocations of Net Income, Net Loss and Gain or Loss from Sale (or items thereof) pursuant to this Section 6, so that, to the extent possible, the net amount of any item so allocated and the Net Income, Net Loss, and Gain or Loss from Sale and all other items allocated to each Member pursuant to this Section 6 shall be equal to the net amount that would have been allocated to each such Member pursuant to this Section 6 if those special allocations had not occurred.

     7.   MANAGEMENT.
          ----------

          A.   Managing Member.
               ---------------

LLC Agreement of
Deep Pacific, LLC - 11

               The Managing Member shall manage and direct the Company's day to day operation.

          B.   Management of the Company.
               -------------------------

               Subject to Section 7C, the Managing Member shall have full charge of the day to day management, conduct and operation of the Company's Vessel in all respects and all matters and may delegate certain aspects of its duties to one or more agents, employees, management companies or Members.

          C.   Major Decision Approval.
               -----------------------

               Approval of the following major decisions shall require the approval of Members as set forth in this Section 7C:

               (1) Selling or contracting to sell (including the method of sale) or otherwise disposing of all or substantially all of the Company's assets or selling the Company shall require the approval of Members holding 80% of the Interests.

               (2) Refinancing the Company indebtedness incurred in acquiring property or operating the business of the Company shall require the approval of Members holding 75% of the Interests.

               (3) Compensating (pursuant to Section E(l), below) the Managing Member for its services in managing and directing the day to day operations of the Vessel shall require approval of Members holding 80% of the Interests.

          D.   Execution of Documents.
               ----------------------

               (1) Any instrument relating to the day to day operation of the Vessel may be executed and delivered on behalf of the Company by the Managing Member and no other signature shall be required for any such instrument to be valid, binding and enforceable against the Company in accordance with its terms. Any instrument relating to any other business or business operation of the Company may be executed and delivered on behalf of the Company by the Managing Member, upon approval of the Members, including any deed, mortgage, deed of trust, note or other evidence of indebtedness, lease agreement, security agreement, financing statement, contract of sale, or other instrument purporting to convey or encumber, in whole or in part, any or all of the assets of the Company, at any time held in its name, or any receipt or compromise or settlement agreement with respect to the accounts receivable and claims of the Company; and no other signature shall be required for any such instrument to be valid, binding and enforceable against the Company in accordance with its terms. All persons may rely thereon and shall be exonerated from any and all liability if they deal with the Managing Member on the basis of documents approved and executed on behalf of the Company by the Managing Member,

LLC Agreement of
Deep Pacific, LLC - 12

PROVIDED, that such person is without reasonable cause to believe that the Managing Member does not have authority to act for the Company.

               (2) Any person dealing with the Company or its Members may rely upon the certificate signed by the Managing Member as to:

                    (a)  the identity of the Members or Managing Member;

                    (b)  acts by the Members or Managing Member;

                    (c) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

          E.   Compensation and Reimbursement of Members and Managing Member.
               -------------------------------------------------------------

               (1) Except as otherwise determined by those Members holding at least 80% of the Interests, the Managing Member shall receive no compensation for its services in managing and directing the day to day operations of the Vessel.

               (2) The Managing Member shall arrange funding to maintain and operate the Vessel in the Alaska longline fishery and shall be entitled to reimbursement by the Company for all funds so expended prior to distribution of any profits to the Members.

               (3) The Members shall be entitled to charge to the Company or to be reimbursed by the Company for all expenses incurred by them in connection with Company business prior to distribution of any profits to the Members.

          F.   Valuation of the Company.
               ------------------------

               Within thirty (30) days after the close of each fiscal year of the Company, the Members shall determine the value of the Company as of the close of such fiscal year. This value shall be used for purposes of the buy/sell provisions of Section 13 of this Agreement. In the event the Members fail to determine the value of the Company after any fiscal year of the Company as provided in this paragraph and valuation of the Company becomes necessary due to the buy/sell provisions of Section 13 of this Agreement, the value of the Company shall be determined by appraisal. Within fifteen (15) days after the need for the valuation arises, the Members and the legal representative of the Member whose death, incompetency or bankruptcy results in application of Section 13 of this Agreement shall, collectively, select an appraiser to determine the value of the Company as of the close of the last fiscal year of the Company prior to the date on which such valuation is to be applied. The appraiser shall be directed to determine a valuation within thirty (30) days after notification of selection and to make such determination without discount for lack of marketability or minority interest. In the event the Members and such legal representative cannot agree upon an appraiser within such fifteen (15) day period, the legal representative shall select an appraiser within fifteen (15) days after the expiration of the first fifteen (15) day period and the remaining Member(s), as a group, shall select an appraiser within fifteen (15) days after the

LLC Agreement of
Deep Pacific, LLC - 13
expiration of the first fifteen (15) day period. The appraisers shall be directed to independently determine their valuations within thirty (30) days after their selection without deduction for lack of marketability or minority interest and the value to be used for purposes of the buy/sell provisions of this Agreement shall be the arithmetic mean of the values determined by such appraisers. If a single appraiser is used, the cost of the appraiser shall be borne by the Company. If two appraisers are used, the estate of the deceased, incompetent, or bankrupt Member shall bear the cost of its appraiser and the remaining Member(s), as a group, shall bear the cost of its/their appraiser.

     8.   AUTHORITY OF THE MEMBERS AND THEIR AFFILIATES TO DEAL WITH THE
          --------------------------------------------------------------
          COMPANY.
          -------

          The Members, in their discretion, may engage any person, firm or corporation in which any Member or any affiliate of a Member may have an interest, for the performance of any and all services or purchase of goods or other property which may at any time be necessary, proper, convenient, or advisable in carrying on the business and affairs of the Company or disposing of some or all of its assets; provided, however, that the compensation or price therefor shall not materially exceed that prevailing in arm's length transactions by others rendering similar services in comparable transactions as an on-going activity in the same geographical area as the Company's principal place of business or in the location where the goods or services are provided.

     9.   AUTHORITY OF THE MEMBERS TO ENGAGE IN OTHER BUSINESSES.
          ------------------------------------------------------

          Any of the Members may engage in and/or possess an interest in other business ventures of any nature and description, independently or with others, and neither the Company nor any of the Members shall have any right by virtue of this Agreement in or to any such venture of another Member or to any income or profits derived therefrom. Neither a Member nor any affiliate of any Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each Member shall have the right to take for its own account (individually or as a trustee) or to recommend to others any such particular investment opportunity.

     10.  ACCOUNTS, BOOKS, RECORDS, ACCOUNTING, REPORTS AND TAX MATTERS.
          -------------------------------------------------------------

          A.   Bank Accounts.
               -------------

               The funds of the Company shall be deposited in the name of the Company in such bank or savings and loan accounts as may be designated by the Members, and the Members shall arrange for the appropriate conduct of such accounts, including the signatures to be required.

          B.   Books and Records.
               -----------------

               The Managing Member shall keep or cause to be kept complete and accurate books of account, in which shall be entered fully and accurately each and every transaction of the Company, and the records required to be maintained by the Company pursuant to the Act. The

LLC Agreement of
Deep Pacific, LLC - 14

Company's books and records shall be maintained at the principal office of the Company or at such other place as the Members may from time to time designate, and each Member shall at all reasonable times have access thereto and the right to inspect and copy for purposes related to the Company's business.

          C.   Tax Information.
               ---------------

               The Managing Member shall use commercially reasonable efforts to cause the Company to deliver to each Member within 60 days after the end of each taxable year the information relating to the Company necessary for the preparation of the Member's federal income tax return.

          D.   Tax Elections.
               -------------

               The Members may make all elections for federal income tax purposes.

          E.   Tax Matters Partner.
               -------------------

               The Managing Member is designated as the "tax matters partner" for purposes of the Code. The Members may name a substitute or successor at any time.

     11.  INDEMNIFICATION AND EXCULPATION OF MEMBERS.
          ------------------------------------------

          A.   Indemnification.
               ---------------

               The Members shall be indemnified and held harmless by the Company from any liability resulting from any act performed by or omission made by the Members on behalf of the Company to the fullest extent permitted under Chapter
25.15 of the Revised Code of Washington, as amended.

          B.   Exculpation.
               -----------

               The Members shall not be liable to the Company or to any Member for or as a result of any act, omission or error in judgment that was taken, omitted or made by the Member in accordance with the standards established by
Section 25.15.040 of the Act. In any proceeding brought in the right of the Company or brought by or on behalf of Members of the Company, a Member shall have no liability for damages other than for willful misconduct or a knowing violation of the law.

     12.  ASSIGNABILITY OF COMPANY INTERESTS.
          ----------------------------------

          A.   Limitations.
               -----------

No Member may withdraw or resign from the Company, nor may any Member make a Disposition of all or any part of its Interest without first complying with the terms of this

LLC Agreement of
Deep Pacific, LLC - 15

Agreement. Notwithstanding the foregoing, American Seafoods may transfer all of its Interest in connection with any transaction in which all or substantially all of the assets of American Seafoods Limited Partnership are sold, transferred, or refinanced, provided that the assignee of such Interest agrees to be bound by the terms of this Agreement.

          B.   Substituted Members.
               -------------------

               (1) Unless named in this Agreement or admitted as provided in subsection (2), no person shall be considered a Member; the Company, each Member, and any other person having business with the Company need deal only with Members so named and so admitted. They shall not be required to deal with any other person by reason of any Disposition by a Member or by reason of the death or termination of a Member, except as otherwise provided in this Agreement. In the absence of substitution of a Member for an assigning, deceased or terminated Member, any payment by the Company to a Member, or to its successors, executors or administrators, shall acquit the Company of all liability to any other person who may be interested in such payment by reason of an assignment by the Member or by reason of its death or termination.

               (2) An assignee may become a substituted Member in place of its assignor or predecessor in interest only if all of the following conditions are satisfied:

                    (a) The instrument of assignment sets forth the intention of the assignor that the assignee shall become a substituted Member in place of the assignor with respect to the assignor's Interest.

                    (b) The assignor and assignee shall execute and deliver such other instruments as the Members may require, including written acceptance by the assignee of the terms of the Agreement and the power of attorney in such form as may be presented pursuant to Section 18.

                    (c) The written consent of all of the other Members to the substitution shall have been obtained, which may be granted or withheld in the absolute discretion of each Member.

                    (d) The assignee shall have paid all reasonable fees and costs incurred by the Company in connection with substitution as a Member, as determined by the Members.

          C.   Transfer of Interest.
               --------------------

               (1) In the event that a Member wishes to terminate its Interest in the Company (the "Initiating Member"), it shall determine a price and terms for its Interest and give written notice of such price and terms to the remaining Members. The terms shall include a minimum downpayment of twenty percent (20%) of the price.

LLC Agreement of
Deep Pacific, LLC - 16

               (2) The remaining Members shall have the option to buy their proportionate share of the Interest of the Initiating Member or to sell their Interest in the Company to the Initiating Member at the price and on the terms set forth in the Initiating Member's notice, PROVIDED that a remaining Member who wishes to buy its proportionate share of the Initiating Member's Interest may extend the period for payment of the purchase price to a maximum of six (6) months, notwithstanding that the Initiating Member set forth a shorter period in its notice.

          D.   Sale of the Company.
               -------------------

               In the event that a third party makes an offer to acquire the entire Company, but any Member holding less than a majority of the Interests does not wish to sell its Interest, such Member shall have the right of first refusal to acquire the Company on the same terms and conditions proposed by the third party, by paying that portion of the proposed purchase price that bears the same relation to the total purchase price as the Interests of the Members who wish to sell their Interests bear to the total Interests in the Company.

     13.  DISSOLUTION OR BANKRUPTCY OF A MEMBER.
          -------------------------------------

          A.   Dissolution.
               -----------

               (1) Upon the dissolution of a member, the remaining Members shall purchase their proportionate share of the Interest of the dissolved Member.

               (2) The purchase price of the Interest of the dissolved Member shall be the value of the Company determined pursuant to Section 7F multiplied by the Interest held by the dissolved Member at the date of dissolution.

               (3)  The purchase price shall be payable as follows:

                    (a) Twenty-five percent (25%) shall be paid as a downpayment.

                    (b) The balance shall be paid in three (3) equal payments over three (3) calendar quarters, with the first payment due three (3) months from the date that the downpayment is paid. The unpaid balance shall bear interest at the rate of eight percent (8%) per annum from the same date.

          B.   Incompetency or Bankruptcy.
               --------------------------

               (1) Upon the Bankruptcy of a Member ("Terminating Member"), the remaining Members shall purchase their proportionate share of the Interest of the Terminating Member.

               (2)  The purchase price shall be as determined under Section 13A
(2).

LLC Agreement of
Deep Pacific, LLC - 17

               (3) The purchase price shall be payable over a period of time to be negotiated by the remaining Members and the Successor-in-Interest of the Terminating Member, but such period shall be not less than three (3) years nor more than five (5) years. The purchase price shall bear interest at the rate of eight percent (8%) per annum.

     14.  TERMINATION.
          -----------

          A.   Events Causing Dissolution and Winding Up.
               -----------------------------------------

               Any of the following events shall cause the dissolution and winding up of the Company:

               (1)  Consent in writing by the Members.

               (2) The sale or other disposition of all or substantially all of the assets of the Company.

               (3)  Expiration of the term set forth in Section 1B.

               (4) Any other event causing dissolution under the Act unless all of the remaining Members agree to continue the business of the Company pursuant to Section 14B.

          B.   Election to Continue Company.
               ----------------------------

               An event set forth in Section 14A(4) shall not result in the dissolution, winding up and termination of the Company if, within ninety (90) days after the occurrence of that event, the remaining Members elect by unanimous written consent to continue the Company.

          C.   Winding Up Company Affairs.
               --------------------------

               (1)  Upon the occurrence of any of the events specified in
Section 14A(1) - (3) or the events specified in Section 14A(4) and the failure of the Members to continue the business under Section 14B, the Members shall wind up the affairs of the Company. After the payment of, or provisions for, all debts of the Company, the proceeds of the sale of the Company assets or the Company assets shall be distributed to the Members or their Successor-in-Interest pro rata in accordance with their positive Capital Accounts. If any assets are distributed in kind, they shall be distributed on the basis of the fair market value for purposes of the allocations under Section
6. Unless the Members otherwise agree, there shall be distributed to the Members as tenants-in-common an undivided interest in the assets equal to the distributions to which they are entitled under Section 6.

               (2) If the Company is "liquidated" within the meaning of Regulation Section 1.704-1 (b)(2)(ii)(g), then the liquidating distributions shall be made by the later of (i) the end of the Company taxable year in which liquidation occurs, or (ii) ninety (90) days after the date of liquidation.

LLC Agreement of
Deep Pacific, LLC - 18

               (3) The Company shall terminate when all assets of the Company have been sold and/or distributed and all affairs of the Company have been wound up.

     15.  AMENDMENTS.
          ----------

          A.   General Amendments.
               ------------------

               Except as provided in Section 15B, this Agreement may be amended by the Members in any manner with the approval of Members holding a majority of the Interests.

          B.   Changes Affecting Members.
               -------------------------

               Notwithstanding Section 15A, any amendment to this Agreement that would adversely affect the federal income tax treatment to be afforded a Member, adversely affect the liabilities of a Member, modify any consent and approval rights reserved by the Members or change the method of allocation of Net Income or Net Loss, Gain or Loss from Sale, or the distribution of funds available for distribution as provided in Section 6 and 14, shall require the approval of the Member affected; provided, however, that the Members are authorized to modify
Section 6, without the consent of the Members affected, if, upon advice of counsel for the Company, the modification is necessary to cause the allocations under Section 6 to have substantial economic effect or to be in accordance with the Members' interests under Section 704 of the Code and the most recently proposed or final Regulations thereunder, so long as the modification does not, by its terms, alter the Limited liability of the Members and provided that the modification is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement.

     16.  MISCELLANEOUS.
          -------------

          A.   Governing Law.
               -------------

               This Agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of Washington.

          B.   Captions.
               --------

               Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

          C.   Construction.
               ------------

               Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

LLC Agreement of
Deep Pacific, LLC - 19

          D.   Survival of Representations and Warranties.
               ------------------------------------------

               All representations and warranties herein shall survive until the termination of the Company, except to the extent that a representation or warranty expressly provides otherwise.

          E.   Severability.
               ------------

               Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions within this Agreement.

          F.   Successors.
               ----------

               Subject to the limits on transferability contained herein, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, heirs, and assigns of the respective parties.

          G.   Execution and Counterparts.
               --------------------------

               This Agreement and any amendments may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. In addition, this Agreement and any amendments may be executed through the use of counterpart signature pages. The signature of any party on any counterpart agreement or counterpart signature page shall be deemed to be a signature to, and may be appended to, one document.

          H.   Entire Agreement.
               ---------------

               This Agreement embodies the entire agreement and understanding between the Members with respect to the subject matter hereof, and supersedes all prior agreements and understandings between such Members relating to the subject matter hereof. No amendment, modification, termination or waiver of any provision of this Agreement shall be effected unless the same shall be set forth in writing signed by Members holding a majority of the Interests, subject to the provisions of Section 15B.

     17.  NOTICES.
          -------

          A.   Addresses.
               ---------

               Each Member shall keep the other Members and the Company informed of its current address. The addresses furnished by the Members shall be kept on file at the Company's principal place of business.

          B.   Communications.
               --------------

LLC Agreement of
Deep Pacific, LLC - 20

               Any notice, payment, demand, consent, or communication required or permitted to be given by this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom it is directed or if sent by registered or certified mail, postage and charges prepaid, addressed to the address contained in the records of the Company.

          C.   Effective Date.
               --------------

               Any such notice shall be deemed to be given on the date on which it was delivered personally or deposited in a regularly maintained receptacle for the deposit of United States mail, addressed as set forth above. Any Member may change the address of that party for purposes of this Agreement by giving the other Members notice of such change in the manner set forth above.

     18.  MANAGING MEMBER AS ATTORNEY-IN-FACT.
          -----------------------------------

          A.   Appointment of Managing Member as Attorney-In-Fact.
               --------------------------------------------------

               Each Member irrevocably constitutes and appoints, with full power of substitution, the Managing Member as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

               (1) All certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, which the Managing Member deems appropriate to form, qualify or continue the Company as a limited liability company;

               (2) Any other instrument or document which may be required to be filed by the Company under the laws of any state or which the Managing Member deems advisable to file;

               (3) All amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the Members deem appropriate to reflect a change or modification of the Company in accordance with this Agreement; and

               (4) Any instrument or document, including amendments to this Agreement, which may be required to effect the continuation of the Company, the admission of a substituted Member or an additional Member (including a power of attorney granted to the Managing Member by a transferee of a Member's Interest pursuant to this Section 18), or the dissolution and termination of the Company (provided the continuation, admission or dissolution and termination are in accordance with this Agreement).

          B.   Irrevocable Appointments.
               ------------------------

LLC Agreement of
Deep Pacific, LLC - 21

               The appointment by each Member of the Managing Member as its attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest and shall survive the Bankruptcy, disability or incompetence of any person giving such power and the transfer or assignment of all or any part of the Interest of such person; provided, however, that in the event of the transfer by a Member of all or any part of its Interest, the power of attorney of a transferor Member shall survive such transfer only until such time, if any, as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                        MEMBERS:
                                        -------

                                        ALEUTIAN SPRAY FISHERIES, INC.


                                        By  /s/
                                          --------------------------------------
                                        Its
                                           -------------------------------------


                                        AMERICAN SEAFOODS GROUP LLC


                                        By  /s/
                                          --------------------------------------
                                        Its
                                           -------------------------------------


                                            /s/  Webjorn Eikrem
                                          --------------------------------------
                                                    Webjorn Eikrem

LLC Agreement of
Deep Pacific, LLC - 22